Exhibit 99.2

News Release Contact: Investor Relations (702) 495-3550

Station Casinos LLC Announces

Proposed Offering of Senior Notes

LAS VEGAS, November 10, 2021 – Station Casinos LLC (the “Company”), a consolidated subsidiary of Red Rock Resorts, Inc. (NASDAQ: RRR), announced today that it intends to offer, subject to market and other conditions, $500 million aggregate principal amount of senior notes due 2031 (the “Notes”) in a private placement.

The Company intends to use the net proceeds of the offering, together with borrowings under the Company’s revolving credit facility, (i) to make a distribution of approximately $344 million to holders of the Company’s outstanding limited liability company interests, including the Company’s parent, Red Rock Resorts, Inc., (ii) to pay the purchase price for shares of Class A Common Stock tendered in RRR’s offer to purchase up to $350 million of its Class A Common Stock (the “Equity Tender”), (iii) to pay fees and costs associated with such transactions and (iv) for general corporate purposes.

The Notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the reports filed by Red Rock Resorts, Inc., a holding company that owns an indirect equity interest in and manages the Company, with the Securities and Exchange Commission, including but not limited to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

INVESTORS:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

MEDIA:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693# # #